Exhibit 10.15a
May 16, 2008
Jim Dowd
5179 Castle Rd.
La Canada, CA 91011
Dear Jim:
It is a pleasure to confirm the offer of employment made to you for the position of Executive Vice President and Chief Credit Officer. The position reports to Chris Myers, President and Chief Executive Officer.
I hope you find the following terms to be acceptable:

Position:	Executive Vice President and Chief Credit Officer.

Salary:	$280,000.00. You will be eligible for a Performance Review and salary increase in April of 2009.

Sign On Bonus:	$100,000.00. In the event that you leave Citizens Business Bank prior to 7/1/09, you will be responsible for the reimbursement of the signing bonus.

Stock Options:	20,000 Stock Options upon Board approval in June 2008.

Car Allowance:	$1,200.00 monthly.

Change of Control:	Two year Change of Control.

Performance Compensation:	You will be eligible to participate in the 2008 Performance Compensation Plan payable in February 2009. You will have the potential to earn up to 75% of your base salary. However, you will receive a minimum bonus guarantee of $100,000.00 payable in February 2009.

Deferred Compensation:	You will be eligible to participate in the Deferred Compensation Plan. Details will be provided to you upon hire.

Jim Dowd
May 16, 2008

Country Club:	Country Club Membership (Bank will lend you money to purchase a club membership at Annandale or other on a non-interest bearing note basis). If you leave the bank you must do one of the following: (1) Repay our note (2) Sell membership and give proceeds to Bank. Either of these will ‘retire’ the membership debt obligation.) Bank will pay monthly dues and business expenses for term of employment with CBB.

Start Date:	On June 30, 2008
As a full-time regular employee you will be eligible to participate in the Bank’s benefit plans. All benefits are based on your anticipated start date indicated above.
You will be provided detailed information about your medical benefit options shortly before your waiting period ends.
•	Vacation

You will be eligible for twelve (12) days of vacation in 2008 and twenty (20) days of vacation in 2009.

•	Medical Insurance

You will be eligible to participate in the Bank’s Benefits Plan on the first day of the month following 30 days of continuous employment with the Bank.

•	401(k) and Profit Sharing Plan

You will be eligible to participate in the CVB Financial Corporation 401(k) portion of the plan on July 1, 2008 Profit Sharing information will be provided to you.
Drug Test — We require a pre-employment drug test. The job offer will be contingent on successfully passing the drug test. Please contact Human Resources to schedule an appointment for a pre-employment drug test. The number is (909) 483-7126.
At Will Statement — The employment relationship is based on the mutual consent of the associate and Citizens Business Bank. Accordingly, at any time, either the associate or the Bank can terminate the employment relationship at will, with or without cause or advance notice.

Jim Dowd
May 16, 2008
Proprietary or Confidential Information — We would also like to confirm that we are not hiring you to acquire any proprietary or confidential information of your prior employers and ask that you neither bring any such information with you nor disclose any such information during your employment with us. We also want to ensure that your employment with the Company does not violate any noncompetition, non-solicitation, nondisclosure, or proprietary information or other similar agreements to which you may be bound. If you are bound by such an agreement with a prior employer or anyone else, please give us a copy of that agreement so that we can ensure that your employment with CBB will not violate that agreement. By not providing us with such an agreement, you are representing that no such agreement exists and that you will not be prevented from performing any of your duties for CBB as a result of any agreement with or other contractual or statutory obligation to (including, without limitation, any noncompetition, proprietary information or nondisclosure agreement) any prior employer or other person or entity.
Jim, please feel free to call me if you should have any questions or require additional information. Please let me know whether you accept the offer no later than May 22, 2008. If you do accept, as we hope, I ask that you sign and return one copy of this letter. In the meantime, I would be glad to discuss any aspect of it with you further.
Sincerely,
Christopher D. Myers
President and Chief Executive Officer
I have read this offer and accept the terms of the position described herein.

Signature	Date